Exhibit 10.19

Personal and Confidential

March 18, 2014

Laura Piccinini:

Subject:        Letter of Understanding – Vice President, Europe, Australia and New Zealand

Dear Laura:

This offer is being made by Kinetic Concepts, Inc., the parent company of KCI Medical S.r.l. (“KCI”). Following your execution of this letter of understanding, we will provide you with a form of an Italian employment agreement with KCI Medical S.r.l. This employment will reflect the new terms and conditions of being offered to you, as described below, and will also incorporate the other terms and conditions of your current employment agreement.

We are pleased to offer you the role of Vice President, Europe, Australia and New Zealand. As discussed, we anticipate this position will report to a new divisional President of Advanced Wound Therapeutics in the future. Until a final long-term organizational structure is finalized you will report to Joe Woody, President and CEO of KCI.

In connection with your new position, KCI will provide you with an increase in your gross salary from €280,000 per year to €290,000 per year. KCI will also provide you an increase in your target percentage for your Annual Incentive Bonus (A.I.B.) from the current 35% of your yearly gross salary to 50% of your yearly gross salary.

You are also eligible for participation in the Executive Equity Incentive Plan maintained by KCI’s indirect parent, Chiron Guernsey Holdings L.P., Inc. The Compensation Committee of the Board of Directors has approved a grant of 250,000 Profits Interest Units (PIU) in Chiron Guernsey Holdings, L.P. Inc. This grant is an increase from the original 125,000 PIUs referenced in your employment agreement. More information regarding the Executive Equity Incentive Plan and your award has already been provided to you under separate cover.

We look forward to working with you in your new role. Please confirm your agreement to these terms by your signature below. If you have any questions, please contact me before you return a signed original of this letter.

Sincerely,

/s/ David A. Lillback,
Senior Vice President, Human Resources
Kinetic Concepts, Inc.

Signed for Acceptance and Agreement:

________________________________                _________________________________
Laura Piccinini                            Date